Exhibit 3.14
STATE OF DELAWARE
CERTIFICATE OF CONVERSION
FROM A CORPORATION TO A
LIMITED LIABILITY COMPANY PURSUANT TO
SECTION 18-214 OF THE LIMITED LIABILITY COMPANY ACT
1.)	The jurisdiction where the Corporation first formed is Delaware.

2.)	The jurisdiction immediately prior to filing this Certificate is Delaware.

3.)	The date the corporation first formed is August 20, 1973.

4.)	The name of the Corporation immediately prior to filing this Certificate is Hanes Menswear, Inc.

5.)	The name of the Limited Liability Company as set forth in the Certificate of Formation is Hanes Menswear, LLC.

6.)	The conversion shall be effective on July 3, 2006.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate on the 29th day of June, 2006

/s/ Helen N. Kaminski
Helen Kaminski, Authorized Person

CERTIFICATE OF FORMATION
OF
HANES MENSWEAR, LLC
     The undersigned, an authorized person, for the purpose of forming a limited liability company under the provisions and subject to the requirements of the Delaware Limited Liability Company Act of the State of Delaware (6 Del.C. § 18-101, et seq.) hereby certifies that:
     FIRST: The name of the limited liability company (hereinafter called the “limited liability company”) is Hanes Menswear, LLC.
     SECOND: The name and address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act is Corporation Service Company, 2711 Centerville Road, Suite #400, Wilmington, County of New Castle, Delaware 19808.
     THIRD: The filing shall be effective on July 3, 2006.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on June 29, 2006.

/s/ Helen N. Kaminski
Helen N. Kaminski, Authorized Person